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                                                                     EXHIBIT 5.1


                       OPINION OF MORRISON & FOERSTER LLP


                      [MORRISON & FOERSTER LLP LETTERHEAD]


                                  March 8, 2000


SDL, Inc.
80 Rose Orchard Way
San Jose, CA 95134-1365

Ladies and Gentlemen:

        At your request, we have examined the registration statement on Form S-3 filed by SDL, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission on March 9, 2000 (the "registration statement") relating to the registration under the Securities Act of 1933, as amended, of up to 4,337,961 shares of the Company's common stock, $.001 par value (the "Stock"), being offered by certain selling stockholders specified therein (the "Selling Stockholders").

        As counsel to the Company, we have examined the proceedings taken by the Company and the Selling Stockholders in connection with the sale by the Selling Stockholders of up to 4,337,961 shares of Stock.

        It is our opinion that the 4,337,961 shares of Stock that may be sold are, or will when and if issued to the Selling Stockholders be, legally and validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the registration statement and further consent to all references to us in the registration statement, the prospectus constituting a part thereof and any amendments thereto.

                                            /s/ Morrison & Foerster LLP